                          AMENDMENT NO. 8 TO SCHEDULE A

         Terms used in the Schedule and not defined herein shall have the meaning specified in the AMENDED AND RESTATED SHAREHOLDERS' SERVICING AND TRANSFER AGENT AGREEMENT dated July 1, 1991, and as amended from time to time (the "Agreement"). Payments under the Agreement to CSC shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred. This Amendment No. 8 to Schedule A shall be effective as of January 1, 1997, and supersedes the original Schedule A and Amendment Nos. 1, 2, 3, 4, 5, 6 and 7 to Schedule A.

         1. Each Fund that is a series of the Trust shall pay CSC for the services to be provided by CSC under the Agreement an amount equal to the sum of the following:

          (a)      The Fund's Share of CSC Compensation
                   PLUS
          (b) The Fund's Allocated Share of CSC Reimbursable Out-of-Pocket Expenses.

In addition, CSC shall be entitled to retain as additional compensation for its services all CSC revenues for Distributor Fees, fees for wire, telephone, redemption and exchange orders, IRA trustee agent fees and account transcripts due CSC from shareholders of any Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.

         2. All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Fund's independent accountants.

         3. Definitions

                  "Allocated Share" for any month means that percentage of CSC Reimbursable Out-of-Pocket Expenses which would be allocated to the Fund for such month in accordance with the methodology described in Exhibit 1 hereto.

                  "CSC Reimbursable Out-of-Pocket Expenses" means (i) out-of-pocket expenses incurred on behalf of the Fund by CSC for stationery, forms, postage and similar items, (ii) networking account fees paid to dealer firms by CSC on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation's networking system, which fees are approved by the Trustees from time to time and
                  (iii) fees paid by CSC or its affiliates to third-party dealer firms or transfer agents that maintain omnibus accounts with a Fund in respect of expenses similar to those referred to in clause (i) above, to the extent the Trustees have approved the reimbursement by the Fund of such fees.

                  "Distributor Fees" means the amount due CSC pursuant to any agreement with the Fund's principal underwriter for processing, accounting and reporting services in connection with the sale of shares of the Fund.

                  "Fund" means each of the open-end investment companies advised by CMA that are series of the Trusts which are parties to the Agreement.

                  "Fund's Share of CSC Compensation" for any month means 1/12 of the following applicable percentage of the average daily closing value of the total net assets of such Fund for such month:

                    Fund                                                Percent

                    Equity Funds:                                          0.25
                          The Colonial Fund
                          Colonial Growth Shares Fund
                          Colonial U.S. Fund for Growth
                          Colonial Global Equity Fund
                          Colonial Global Natural Resources Fund
                          Colonial Small Stock Fund
                          Colonial International Fund for Growth
                          Colonial Aggressive Growth Fund
                          Colonial Equity Income Fund
                          Colonial International Equity Fund
                          Colonial Tax-Managed Growth Fund

                    Taxable Bond Funds:                                  0.18(1)
                          Colonial U.S. Government Fund
                          Colonial Short Duration U.S. Government Fund
                          Colonial Federal Securities Fund
                          Colonial Income Fund

                    Tax-Exempt Funds                                     0.14(2)
                          Colonial Tax-Exempt Insured Fund
                          Colonial Tax-Exempt Fund
                          Colonial High Yield Municipal Fund
                          Colonial California Tax-Exempt Fund
                          Colonial Connecticut Tax-Exempt Fund
                          Colonial Florida Tax-Exempt Fund
                          Colonial Intermediate Tax-Exempt Fund
                          Colonial Massachusetts Tax-Exempt Fund
                          Colonial Michigan Tax-Exempt Fund
                          Colonial Minnesota Tax-Exempt Fund
                          Colonial New York Tax-Exempt Fund
                          Colonial North Carolina Tax-Exempt Fund
                          Colonial Ohio Tax-Exempt Fund

--------

1 The applicable percentage shall be reduced from 0.18% to 0.17% during 1997 through successive, cumulative monthly reductions of 0.01%/12. Thereafter the applicable percentage shall remain at 0.17%.


2 The applicable percentage shall be reduced from 0.14% to 0.13% during 1997 through successive, cumulative monthly reductions of 0.01%/12. Thereafter the applicable percentage shall remain at 0.13%.




           Money Market Funds:                                             0.20
                 Colonial Government Money Market Fund
                 Colonial Municipal Money Market Fund

           Others:
                 Colonial High Yield Securities Fund                       0.25
                 Colonial Strategic Income Fund                            0.20
                 Colonial Utilities Fund                                   0.20
                 Colonial Strategic Balanced Fund                          0.25
                 Colonial Global Utilities Fund                            0.20
                 Colonial Newport Tiger Fund                               0.25
                 Colonial Newport Tiger Cub Fund                           0.25
                 Colonial Newport Japan Fund                               0.25



Agreed:

EACH TRUST ON BEHALF OF EACH FUND DESIGNATED
         IN APPENDIX I FROM TIME TO TIME


By:  __________________________________________
         Arthur O. Stern, Secretary

COLONIAL INVESTORS SERVICE CENTER, INC.


By:      ________________________________________
         Davey S. Scoon, President

COLONIAL MANAGEMENT ASSOCIATES, INC.


By:      ________________________________________
         Arthur O. Stern, Executive Vice President

                                                EXHIBIT 1

                                      METHODOLOGY OF ALLOCATING CSC
                                   REIMBURSABLE OUT-OF-POCKET EXPENSES


1. CSC Reimbursable Out-of-Pocket Expenses are allocated to the Colonial Funds as follows:

         A.       Identifiable          Based on actual services performed and
                                        invoiced to a Fund.

         B.       Unidentifiable        Allocation will be based on three evenly
                                        weighted factors.

                                        -    number of shareholder
                                             accounts

                                        -    number of transactions

                                        -    average assets